Exhibit j

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees of Domini Impact Investments:

We consent to the use of our reports dated September 26, 2018, with respect to the financial statements of Domini Impact Equity Fund, Domini Impact International Equity Fund, and Domini Impact Bond Fund (collectively the “Funds”), as of July 31, 2018, incorporated herein by reference and to the references to our firm under the headings “FINANCIAL HIGHLIGHTS” in the prospectus and “INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM” in the statement of additional information.

/s/ KPMG LLP

Boston, Massachusetts

November 27, 2018